                                                                 EXHIBIT 99.d(x)

             AMENDMENT NUMBER 1 TO INVESTMENT SUB-ADVISORY AGREEMENT

      The Investment Sub-Advisory Agreement between Hartford Investment Financial Services Company and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997 (the "Agreement") is hereby amended to include The Hartford MidCap Fund (the "Fund") as an additional Portfolio. All provisions in the Agreement shall apply to the Fund except as follows:

      1. Wellington Management shall be paid a fee accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

       Net Asset Value                                 Annual Rate
       ---------------                                 -----------
       First $50,000,000                                     0.40%
       Next $100,000,000                                     0.30%
       Next $350,000,000                                     0.25%
       Next $500,000,000                                     0.20%
       Amount Over $1 Billion                               0.175%

      Wellington Management shall waive 100% of its fees until the assets of the Fund reach $100 million, and, thereafter, 50% of its fees until the assets reach $500 million, and, thereafter, 25% of its fees until the assets of the Fund reach $1 billion, exclusive of seed money.

      2. The effective date for this Amendment shall be December 31, 1997. The initial term of the amended Agreement with respect to the Fund shall be for a two-year period subject to continuance or termination as specified in Sections 9(a) and 9(b) of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 29 day of December, 1997.

                                  HARTFORD INVESTMENT FINANCIAL
                                  SERVICES COMPANY

                                   /s/ Joseph H. Gareau
                                  -----------------------------------------
                                  By:      Joseph H. Gareau
                                  Title:   Executive Vice President


                                  WELLINGTON MANAGEMENT COMPANY, LLP

                                   /s/ Robert W. Doran
                                  -----------------------------------------
                                  By:      Robert W. Doran
                                  Title:   Chairman